Exhibit 99.1

Contact:	John Leness
General Counsel
253-850-3500

FLOW INTERNATIONAL ANNOUNCES FISCAL 2006 SECOND QUARTER RESULTS

Company Delivers Increased Revenues and Improved Profitability

KENT, Wash., December 20, 2005 – Flow International Corporation (Nasdaq: FLOW), the world’s leading supplier of ultrahigh-pressure waterjet products, today reported results for its fiscal 2006 second quarter ended October 31, 2005. FLOW reported consolidated quarterly sales from continuing operations of $50.7 million and operating income of $5.1 million, or 10.2% of sales. Net income for the quarter was $2.0 million or $0.06 basic earnings per share and $0.05 on a diluted basis, including a $237,000 net loss from discontinued operations and a $261,000 loss on sale related to the Company’s Avure business, which the Company divested during the quarter and classified as a discontinued operation. Excluding the impact of the Avure business, income from continuing operations for the quarter was $2.5 million, or $0.07 basic and diluted earnings per share.

By comparison, in the fiscal 2005 second quarter, FLOW reported consolidated quarterly sales from continuing operations of $44.1 million and operating income of $2.2 million or 5.1% of sales. The Company reported a net loss of $275,000 or $0.02 basic and diluted loss per share, including a net loss of $1.2 million from discontinued operations related to the divested Avure business. The Company reported income from continuing operations of $955,000 or $0.06 per diluted share in the year-ago period.

“With each quarter of sustained growth, cash generation, and profitability, we further demonstrate our ability to move forward as a highly motivated and focused organization,” said Stephen R. Light, FLOW’s President and Chief Executive Officer. “As many of our markets have continued to strengthen, so has our ability to compete within those markets with superior technology and support.”

For the six months ended October 31, 2006, FLOW reported consolidated sales from continuing operations of $92.7 million, compared to $82.4 million during the prior six-month period in fiscal 2005. Including the impact of the discontinued Avure business, net income for the six months ended October 31, 2005 was $2.0 million, or $0.06 per basic earnings per share and $0.05 on a diluted basis, compared to a net loss of $2.6 million, or $0.17 basic and diluted loss per share in the prior year.

Operations Review

For the fiscal 2006 second quarter, compared to the prior-year quarter:

•	Waterjet system sales accounted for 73% of revenues in the quarter and increased 18% or $5.7 million from the prior-year quarter, primarily on the continued strength of domestic shapecutting sales and increased aerospace revenue. Consumables revenues increased 7% to $13.7 million, accounting for 27% of total revenues. Consumables sales have increased along with the growth in the installed base of waterjets in use, as well with FLOW’s increased success in supporting its installed base. The Company believes that spare parts sales should continue to increase as more systems are put into service.

•	North America Waterjet sales increased 39% to $28.6 million during the quarter, fueled by a healthy aerospace market, where the Company continued to recognize percentage-of-completion revenue on the backlog for large composite machining centers from contracts awarded in fiscal 2005. Increasingly, the aerospace industry recognizes the accuracy, speed, and versatility advantages of the waterjet over conventional cutting technologies.

•	Sales in Asia Waterjet increased 16% to $7.5 million on a growth in demand from the electronics industry in Taiwan.

•	Other International Waterjet sales increased 5% to $8.8 million during the quarter on improved economic conditions and increased sales of consumables, as more systems have been put into service in South America.

•	The Other segment revenues declined 33% to $5.8 million from softness in the domestic automotive industry, as well as from the closing and relocation of the Company’s Wixom, Michigan facility to its Burlington, Ontario facility. The “Other” segment does not make primary use of the Company’s ultrahigh-pressure water pump technology, providing automation and robotic system solutions to the automotive market.

Avure Divestiture

On October 31, 2005 FLOW completed the divestiture of its General Press operations, which consisted of the North America Press and the International Press segments, as well as the non- ultrahigh-pressure portion of its Food segment. The businesses were acquired by an affiliate of Gores Technology Group, LLC, a Los Angeles-based private equity firm for estimated net proceeds of $14.4 million, comprised of cash and notes. At closing, FLOW entered into a supply agreement with Gores to design and manufacture advanced high-pressure pumps for the food industry.

Conference Call

Flow International will host a conference call Tuesday, December 20 at 1:00 p.m. Eastern Time (10:00 a.m. Pacific Time) to discuss the results. The conference call may be heard by dialing 1-303-262-2138. A 48-hour replay will be available following the call by dialing 1-303-590-3000; the replay passcode is 11047847. In addition, a live Webcast of the conference call may be found in the investor section at www.flowcorp.com. A Webcast replay of the call will also be available for two weeks.

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit www.flowcorp.com.

This press release contains a forward-looking statement relating to spare parts sales. This statement is only a prediction and actual results could differ materially based on a number of risk factors, including those set forth in the April 30, 2005 Flow International Corporation Form 10-K/A Report filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

The Company is under no obligation, and does not intend, to update any of the forward looking statements in this press release.

Flow International Corporation

Consolidated Statement of Operations

(Unaudited)

Dollars in thousands, except per share data

	Three months ended October 31,			Six months ended October 31,
	2005	2004	% Change	2005	2004	% Change
Sales	$50,685	$44,087	15%	$92,671	$82,386	12%
Cost of sales	28,552	28,897	-1%	52,804	53,223	-1%

Gross margin	22,133	15,190	46%	39,867	29,163	37%

Operating expenses:
Marketing	7,860	7,043	12%	15,424	13,267	16%
Research and engineering	1,586	1,149	38%	3,359	2,666	26%
General and administrative	7,053	4,756	48%	13,186	9,332	41%
Financial consulting	—	—	NM	—	623	-100%
Restructuring	487	—	NM	585	—	NM

Operating expenses	16,986	12,948	31%	32,554	25,888	26%

Operating income	5,147	2,242	130%	7,313	3,275	123%
Interest expense, net	(437)	(3,700)	-88%	(1,363)	(6,712)	-80%
Other (expense) income, net	(1,129)	2,655	NM	(2,914)	2,561	NM

Income (loss) before provision for income taxes	3,581	1,197	NM	3,036	(876)	NM
Provision for income taxes	(1,126)	(242)	NM	(1,698)	(948)	79%

Income (loss) from continuing operations	2,455	955	157%	1,338	(1,824)	NM
(Loss) income from discontinued operations, net of tax	(237)	(1,230)	-81%	902	(791)	NM
Loss on sale of discontinued operations, net of tax	(261)	—	NM	(261)	—	NM

Net income (loss)	$1,957	$(275)	NM	$1,979	$(2,615)	NM

Income (loss) per share:
Basic and diluted income (loss) from continuing operations	$0.07	$0.06	17%	$0.04	$(0.12)	NM
Basic net income (loss)	$0.06	$(0.02)	NM	$0.06	$(0.17)	NM
Diluted net income (loss)	$0.05	$(0.02)	NM	$0.05	$(0.17)	NM
Weighted average shares outstanding (000):
Basic	34,597	15,905		34,448	15,796
Diluted	36,137	17,073		36,065	15,796

NM = not meaningful

Flow International Corporation

Supplemental Data

(Unaudited)

Dollars in thousands

	Three months ended October 31,			Six months ended October 31,
	2005	2004	% Change	2005	2004	% Change
Divisional revenue breakdown:
Flow Waterjet Systems:
Systems	$36,950	$31,274	18%	$65,671	$57,174	15%
Consumable parts and services	13,735	12,813	7%	27,000	25,212	7%

Total	$50,685	$44,087	15%	$92,671	$82,386	12%

Segment revenue breakdown:
North America Waterjet	$28,644	$20,663	39%	$51,571	$36,563	41%
Asia Waterjet	7,468	6,453	16%	13,236	12,804	3%
Other International Waterjet	8,789	8,396	5%	17,242	15,532	11%
Other	5,784	8,575	-33%	10,622	17,487	-39%

	$50,685	$44,087	15%	$92,671	$82,386	12%

Depreciation and amortization expense	$1,165	$1,224	-5%	$2,337	$2,546	-8%
Capital spending	$380	$117	NM	$880	$446	97%

Flow International Corporation

Condensed Balance Sheet Data

Dollars in thousands

	October 31, 2005	April 30, 2005	% Change
	(unaudited)	(restated)
Cash, including short-term restricted cash	$25,357	$13,445	89%
Receivables, net	28,150	38,325	-27%
Inventories	19,402	24,218	-20%
Total current assets	90,847	84,666	7%
Total assets	108,862	118,467	-8%
Total debt	$24,975	$19,147	30%
Total liabilities	80,178	87,356	-8%
Total shareholders’ equity	28,684	28,710	0%